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EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

      We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-110629) and related Prospectus of WebMD Corporation for the registration of $350,000,000 of its 1.75% Convertible Subordinated Notes Due 2023 and 22,742,040 shares of its common stock and to the incorporation by reference therein of our reports dated February 21, 2003, with respect to the consolidated financial statements and schedule of WebMD Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey
February 6, 2004